[LOGO] Breakwater

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BREAKWATER RESOURCES LTD.
95 WELLINGTON STREET WEST, SUITE 950
TORONTO, ONT., M5J 2N7
                                                             Tel: (416) 363-4798
                                                             Fax: (416) 363-1315

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NEWS RELEASE                                     (TSX: BWR)

          BREAKWATER CONTINUES TO BUILD ON THE POSITIVE EARNINGS TREND
                               ESTABLISHED IN 2004

Toronto, Canada, August 10, 2005...

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

This Management's Discussion and Analysis of Breakwater Resources Ltd. ("Breakwater" or the "Company") should be read in conjunction with the Company's unaudited consolidated financial statements for the three months ended June 30, 2005 and related notes thereto which have been prepared in accordance with Canadian generally accepted accounting principles. This should also be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2004, related annual Management's Discussion and Analysis, and the Annual Information Form/40-F on file with the Canadian provincial securities regulatory authorities and the U.S. Securities and Exchange Commission. This Management's Discussion and Analysis has been prepared as of August 9, 2005.

OVERVIEW

The following are the notable details related to the Company's operations and financial results in the second quarter and first six months of 2005 compared with the same periods of 2004:

o George Pirie joined the Company on July 4, 2005, as President and Chief Executive Officer. Mr. Pirie brings a wealth of experience in the areas of operations, corporate finance, strategic corporate development and business development in the mining industry.
o Higher metal prices and more tonnes of concentrate sold in 2005 compared with 2004 was offset by higher production costs, higher treatment and marketing costs, a stronger Canadian dollar and an increase of $2.1 million in the reclamation liability at the Nanisivik mine. The combination of these resulted in a decrease in contribution from mining activities of $2.3 million to $6.5 million in the second quarter of 2005 compared with $8.8 million in 2004 and of $0.7 million in the first six months of 2005 to $14.5 compared with $15.2 in 2004.
o Metals prices were stronger in 2005, as the Company realized an average zinc price per tonne of U.S.$1,252 for the second quarter of 2005 and U.S.$1,253 for the first six months compared with U.S.$1,006 and U.S.$1,034 respectively in the same periods of 2004. The realized Canadian dollar metal prices were offset to some degree by the stronger Canadian dollar as the Company realized an average of C$1.2429 per U.S. dollar in the second quarter and C$1.2351 per U.S.$ in the first six months of 2005, compared with $1.3596 per U.S. dollar and $1.3367 per U.S.$ respectively for the same periods of 2004 (see realized metal price table on page 4).
o Gross sales revenue increased by 76 percent to $92.4 million on 118,022 tonnes of concentrate sold in the second quarter of 2005, from $52.5 million on 76,061 tonnes of concentrate sold in 2004 and by 63 percent to $183.7 million on 226,530 tonnes of concentrate sold in the first six months of 2005 compared to $112.6 million on 162,091 tonnes of concentrate sold in 2004.
o Net earnings decreased to $2.4 million in the second quarter of 2005 compared to $4.4 million in 2004 but for the six months ended June 30, 2005 net earnings was only $0.1 million less than 2004 at $6.5 million.

o Total concentrate production was 88,782 tonnes in the second quarter of 2005 compared with 86,115 tonnes in 2004, a 3 percent increase mainly due to increased production from El Mochito. As well, in the quarter production from Myra Falls essentially replaced Bouchard-Hebert production which closed in February 2005. In the first six months of 2005, 192,041 tonnes of concentrate were produced compared with 170,978 tonnes in 2004, a 12% increase, due to higher production from El Mochito in the second quarter and the inclusion of the Myra Falls mine production with Bouchard-Hebert mine production until February 20, 2005. (See Production Statistics section for details.)
o Total production cash cost per pound of payable zinc increased in the second quarter of 2005 to U.S.$0.36 from U.S.$0.30 in 2004. This was a decrease from the first quarter of 2005 which was U.S.$0.40 per pound. The first six months 2005 total production cash cost per pound was U.S.$0.38 compared with U.S.$0.32 in 2004. These increases were due to higher mine site operating costs (mainly with the loss of lower cost Bouchard-Hebert production and the addition of higher cost Myra Falls production), higher treatment charges and freight cost, partially offset by higher by-product credits due to higher by-product metal production, particularly gold, and higher by-product metal prices.
o Reclamation and closure activities and the funding of reclamation security consumed $17.7 million of the Company's free cash during the first six months of 2005. $10.0 million directly related to reclamation and closure work at Nanisivik, Myra Falls and Bouchard-Hebert and $7.7 million to fund reclamation security requirements with the provinces of Quebec and New Brunswick. Of the $7.7 million, $5.5 million relates to surety bonds which expired on June 30, 2005 for which the Company was unable to secure similar non cash security.
o John McCombe, Vice President (Operations) announced his resignation to the Board of Directors on August 9, 2005. The Company has a strong operational team in place and is confident that the mines will continue to operate efficiently. His responsibilities will be divided among the existing management team.

Metallurgical gains were made in the gold circuit at Myra Falls where gravity gold recovery has more than doubled in 2005 compared with 2004. Work continued on the lead circuit during the quarter and a test lead flash cell was received and installed in the grinding circuit. Initial results were inconclusive. The surface ramp was advanced and work on the collar and portal was nearing completion by the end of the quarter.

Exploration continued during the quarter at El Toqui mine. A total of 2,682 meters were drilled in 18 holes at the Concordia area. This program was focused on infill drilling in order to develop a mine plan for this zone. Soil geochemical results from the Concordia area were received during the quarter. Exploration field work was stopped in June due to the onset of the winter season.

At the Bouchard-Hebert mine, exploration in the immediate mine area did not encounter economic mineralization. Based on the results to date, the Company has removed the mobile equipment and some of the underground infrastructure and has allowed the mine to flood. The Company will continue to explore for mineral deposits on the 7,982 hectares of exploration claims surrounding the mining leases.

The updated Langlois feasibility study was received from SRK late in the second quarter and thus has not been reviewed in sufficient detail to make a production decision. This review is expected to be completed by the end of the third quarter.

On May 17, 2005, NVI Mining Ltd. ("NVI"), a wholly-owned subsidiary of the Company, entered into a contract (the "Prepayment Facility") with a customer whereby the customer made a prepayment of U.S.$5,000,000 against future deliveries of zinc concentrate for the years 2005 to 2009. (See note 5 to the interim financial statements.)

On July 12, 2004, the Company and its wholly-owned subsidiary CanZinco Ltd. signed a revised letter of intent ("LOI") with Forest Gate Resources Ltd. and its wholly-owned subsidiary, Blue Note Metals Inc., regarding the acquisition of the Caribou and Restigouche mines. Under the terms of the LOI, after raising sufficient funds, Blue Note Metals Inc. will acquire the Caribou and Restigouche mines by replacing the reclamation deposits of approximately $5.9 million with the New Brunswick government and issuing to CanZinco a $15 million convertible debenture with a maturity of 5 years. (See July 12, 2005 press release for full details.)

On July 20, 2005, NVI signed an indicative term sheet with Auramet Trading LLC ("Auramet") whereby Auramet will arrange and place a Gold Based Pre-production Advance Facility (the "Facility"). The lender of the Facility will be Natexis Banques Popularies of France. Under the terms of the Facility, NVI would be provided with up to U.S.$10,000,000 gold equivalent. The funds will be used to support reclamation and or similar working capital requirements at NVI's Myra Falls mine and for general corporate purposes.

     OUTLOOK

Management continues to focus on profitable growth. The second quarter and first half results continue to build on the positive trend established in 2004 with solid production from the operations, which is expected for the remainder of 2005.

It is the opinion of management that the current market conditions for all base metal commodities will continue through 2005 and 2006. Accordingly, investments will continue to be made at the operations to increase productivity to lower costs and secure our future through prudent capital and exploration expenditures.

Work continues on both mining and milling improvements at the Myra Falls mine. Phase I of the surface ramp, required to improve ventilation as well as provide exploration platforms for underground drilling continues. The first drill stations in this ramp will be cut in the third quarter. Metallurgical improvements have resulted in gold gravity recoveries doubling and additionally a test lead flash cell was received and installed in the grinding circuit. A decision on the installation of a lead circuit to remove lead from the copper concentrate will be made in the fourth quarter of 2005.

The expansion of the plant at El Toqui is a success with throughput now achieving a sustainable rate of 520,000 tonnes per year. Exploration continues to be a focus at El Toqui. The site geochemical results from Concordia indicate several exciting anomalous areas on strike which could extend the known mineralization further to the north and west. In the Asseradero zone further exploration programs to develop this high gold grade zone will be conducted from underground platforms.

As noted earlier, the Company decided to cease operations at Bouchard-Hebert. The Company will undertake an aggressive exploration program over the next two years on its land package which is very favourably placed within the Blake River formation.

The feasibility study update on the Langlois project is expected to be fully reviewed and a decision made by the end of the third quarter in 2005.

As always, Management will continue to seek out all opportunities to increase the Company's reserve and resource base and production profile in the base metal sector.

STATEMENT OF OPERATIONS REVIEW

     GROSS SALES REVENUE

For the second quarter ended June 30, 2005, gross sales revenue was $92.4 million on 118,022 tonnes of concentrate sold compared with $52.5 million on 76,061 tonnes sold in the same period of 2004. During the first six months of 2005, gross sales revenue was $183.7 million on 226,530 tonnes of concentrate sold compared with $112.6 million on 162,090 tonnes sold for the same period in 2004. The gross sales revenue in both the second quarter and first six months of 2005 was higher than the same periods in 2004 due to the higher tonnes of concentrate sold and a higher realized metals prices, offset partially by the stronger Canadian dollar (see tables below).

------------------------------------------------- ------------------------------- -----------------------------
SALES BY CONCENTRATE                                     FIRST SIX MONTHS                SECOND QUARTER
------------------------------------------------- ------------------------------- -----------------------------
                                                       2005            2004            2005           2004
------------------------------------------------- -------------- ---------------- -------------- --------------
Zinc - tonnes                                       177,187          144,375        102,492         66,428
------------------------------------------------- -------------- ---------------- -------------- --------------
Lead - tonnes                                        18,135            8,701          8,998          4,601
------------------------------------------------- -------------- ---------------- -------------- --------------
Copper - tonnes                                      31,208            9,014          6,532          5,032
------------------------------------------------- -------------- ---------------- -------------- --------------
   TOTAL TONNES SOLD                                226,530          162,090        118,022         76,061
------------------------------------------------- -------------- ---------------- -------------- --------------

------------------------------------------------- ------------------------------- -----------------------------
REALIZED PRICES                                          FIRST SIX MONTHS                SECOND QUARTER
------------------------------------------------- ------------------------------- -----------------------------
                                                       2005            2004            2005           2004
------------------------------------------------- -------------- ---------------- -------------- --------------
Zinc (U.S.$/tonne)                                    1,253            1,034          1,252          1,006
------------------------------------------------- -------------- ---------------- -------------- --------------
Lead (U.S.$/tonne)                                      980              849            990            809
------------------------------------------------- -------------- ---------------- -------------- --------------
Copper (U.S.$/tonne)                                  3,275            2,641          3,284          2,690
------------------------------------------------- -------------- ---------------- -------------- --------------
Gold (U.S.$/oz)                                         431              404            427            400
------------------------------------------------- -------------- ---------------- -------------- --------------
Silver (U.S.$/oz)                                      7.03             5.30           7.04           5.38
------------------------------------------------- -------------- ---------------- -------------- --------------
Exchange rate (U.S.$1.00/Cdn$) average               1.2351           1.3367         1.2429         1.3596
------------------------------------------------- -------------- ---------------- -------------- --------------

------------------------------------------------- ------------------------------- -----------------------------
AVERAGE LME METAL PRICES                                 FIRST SIX MONTHS                SECOND QUARTER
------------------------------------------------- ------------------------------- -----------------------------
                                                       2005            2004            2005           2004
------------------------------------------------- -------------- ---------------- -------------- --------------
Zinc (U.S.$/tonne)                                    1,294            1,049          1,273          1,028
------------------------------------------------- -------------- ---------------- -------------- --------------
Lead (U.S.$/tonne)                                      982              827            986            811
------------------------------------------------- -------------- ---------------- -------------- --------------
Copper (U.S.$/tonne)                                  3,327            2,759          3,387          2,788
------------------------------------------------- -------------- ---------------- -------------- --------------
Gold (U.S.$/oz)                                         428              401            427            393
------------------------------------------------- -------------- ---------------- -------------- --------------
Silver (U.S.$/oz)                                      7.07             6.45           7.15           6.25
------------------------------------------------- -------------- ---------------- -------------- --------------
Exchange rate (U.S.$1.00/Cdn$) average                1.235            1.335          1.244          1.360
------------------------------------------------- -------------- ---------------- -------------- --------------

------------------------------------------------- ------------------------------- -----------------------------
SALES BY PAYABLE METAL                                   FIRST SIX MONTHS                SECOND QUARTER
------------------------------------------------- ------------------------------- -----------------------------
                                                       2005            2004            2005           2004
------------------------------------------------- -------------- ---------------- -------------- --------------
Zinc - tonnes                                        78,272           65,251         45,205         29,733
------------------------------------------------- -------------- ---------------- -------------- --------------
Lead - tonnes                                        11,120            5,100          5,697          2,481
------------------------------------------------- -------------- ---------------- -------------- --------------
Copper - tonnes                                       6,282            1,267          1,198            689
------------------------------------------------- -------------- ---------------- -------------- --------------
Gold - ounces                                        23,121           12,698         10,256          5,449
------------------------------------------------- -------------- ---------------- -------------- --------------
Silver - ounces                                   1,301,774          565,351        535,994        233,373
------------------------------------------------- -------------- ---------------- -------------- --------------

------------------------------------------------- ------------------------------- -----------------------------
GROSS SALES REVENUE BY METAL ($ millions)                FIRST SIX MONTHS                SECOND QUARTER
------------------------------------------------- ------------------------------- -----------------------------
                                                      2005            2004            2005           2004
================================================= ============== ================ ============== ==============
Zinc (U.S.$)                                           98.1             67.5           56.6           29.9
------------------------------------------------- -------------- ---------------- -------------- --------------
Lead (U.S.$)                                           10.9              4.3            5.6            2.0
------------------------------------------------- -------------- ---------------- -------------- --------------
Copper (U.S.$)                                         20.6              3.3            3.9            1.9
------------------------------------------------- -------------- ---------------- -------------- --------------
Gold (U.S.$)                                           10.0              5.1            4.4            2.2
------------------------------------------------- -------------- ---------------- -------------- --------------
Silver (U.S.$)                                          9.2              3.3            3.8            1.3
------------------------------------------------- -------------- ---------------- -------------- --------------
Hedge settlements & mark-to-market adjustments            0              0.7              0            1.2
------------------------------------------------- -------------- ---------------- -------------- --------------
   TOTAL GROSS SALES REVENUE (U.S.$)                  148.7             84.2           74.3           38.6
------------------------------------------------- -------------- ---------------- -------------- --------------
Realized exchange rate                               1.2351           1.3367         1.2429         1.3596
------------------------------------------------- -------------- ---------------- -------------- --------------
   TOTAL GROSS SALES REVENUE (C$)                     183.7            112.6           92.4           52.5
------------------------------------------------- -------------- ---------------- -------------- --------------

The Company periodically hedges against fluctuations in metal prices with the use of financial instruments (forward sales and options). Outstanding positions are marked to market at the end of each period. No metal hedging transactions have been entered into in 2005 and no positions were outstanding at December 31, 2004.

     NET REVENUE

For the second quarter of 2005, net revenue (gross sales revenue less treatment charges, freight and marketing costs) increased by 66 percent to $57.6 million from $34.6 million in the same period in 2004. The 55 percent increase in tonnes of concentrate sold, (118,022 versus 76,061) and at higher metal prices, partially offset by higher unit treatment charges and higher freight costs, were the main reasons for the higher net revenue. Treatment charges, (the amount paid to smelters for refining concentrates to produce metal) shipping and marketing costs per tonne of concentrate increased to $294 from $235 due to the impact of the price escalators triggered by the higher metal prices and higher freight costs.

For the six months ended June 30, 2005, net revenue increased by 61 percent to $118.9 million compared with $74.0 million in the same period of 2004. The increase in tonnes of concentrate sold, (226,530 versus 162,090) 40 percent more, at higher metal prices, partially offset by higher unit treatment charges and freight costs were the main reasons for the higher net revenue. Treatment charges, shipping and marketing costs per tonne of concentrate increased to $286 from $239 due to the impact of the price escalators triggered by the higher metal prices and higher freight costs.

     OPERATING COSTS

Operating costs were $51.1 million for the second quarter of 2005 compared with $25.8 million in the same period of 2004, with the average cost per tonne of concentrate sold increasing to $433 from $339. For the six months ended June 30, 2005, operating costs were $104.4 million compared with $58.8 million for the first six months of 2004, the average cost per tonne of concentrate sold increasing to $461 compared with $363. The average operating cost per tonne of concentrate was higher in 2005 due to the inclusion of the higher cost Myra Falls mine, a proportionally higher volume of copper concentrate was sold in 2005 which has a higher allocated production cost and the impact of the revision of the estimate for the reclamation at the Nanisivik mine of $2.1 million

---------------------------------------------------------- ------------------------- ------------------------
OPERATING COSTS ($ millions)                                   FIRST SIX MONTHS          SECOND QUARTER
---------------------------------------------------------- ------------------------- ------------------------
                                                               2005         2004        2005        2004
========================================================== ============= =========== =========== ============
Bouchard-Hebert                                                11.7        21.3         3.1          8.2
---------------------------------------------------------- ------------- ----------- ----------- ------------
Bougrine                                                       12.7        15.6         7.9          7.4
---------------------------------------------------------- ------------- ----------- ----------- ------------
El Mochito                                                     20.4        14.0        12.1          6.1
---------------------------------------------------------- ------------- ----------- ----------- ------------
El Toqui                                                       14.9         6.9         7.2          3.5
---------------------------------------------------------- ------------- ----------- ----------- ------------
Myra Falls                                                     42.0           -        18.5            -
---------------------------------------------------------- ------------- ----------- ----------- ------------
Other Properties                                                2.7         1.0         2.3          0.6
---------------------------------------------------------- ------------- ----------- ----------- ------------
TOTAL                                                         104.4        58.8        51.1         25.8
---------------------------------------------------------- ------------- ----------- ----------- ------------

     OTHER EXPENSES (INCOME)

Other expenses were $1.8 million in the second quarter of 2005 compared with $3.7 million for the same period in 2004. For the six months ended June 2005, other expenses were $2.9 million compared with $6.2 million in the same period of 2004.

---------------------------------------------------------- ------------------------- -----------------------
OTHER EXPENSES (INCOME) ($ millions)                          FIRST SIX MONTHS          SECOND QUARTER
---------------------------------------------------------- ------------------------- -----------------------
                                                              2005         2004        2005        2004
========================================================== ============= =========== =========== ===========
General and administrative                                       4.0         4.6         2.0         2.8
---------------------------------------------------------- ------------- ----------- ----------- -----------
Stock-based compensation                                         0.4         0.9         0.2         0.7
---------------------------------------------------------- ------------- ----------- ----------- -----------
Interest and financing                                           0.5         0.2         0.3         0.0
---------------------------------------------------------- ------------- ----------- ----------- -----------
Investment and other income                                     (1.9)       (0.4)       (0.6)       (0.1)
---------------------------------------------------------- ------------- ----------- ----------- -----------
Foreign exchange loss (gain) on U.S. dollar denominated         (0.2)        0.4        (0.2)        0.0
debt
---------------------------------------------------------- ------------- ----------- ----------- -----------
Foreign exchange loss other                                      0.1         0.5         0.1         0.3
---------------------------------------------------------- ------------- ----------- ----------- -----------
TOTAL OTHER EXPENSES (INCOME)                                    2.9         6.2         1.8         3.7
---------------------------------------------------------- ------------- ----------- ----------- -----------

     GENERAL AND ADMINISTRATIVE
General and administrative expenses were $2.0 million for the second quarter of 2005 compared with $2.8 million in 2004 and $4.0 million for the first six months of 2005 compared with $4.6 million in 2004. The main reasons for the decrease in the first six months of 2005 were lower capital taxes ($0.6 million) and a lower accrual for the Company's incentive plan ($0.3 million) partially offset by higher audit and legal fees and costs related to the ongoing work to make the Company Sarbanes Oxley compliant ($0.4 million).

     STOCK-BASED COMPENSATION
Stock-based compensation reflects the cost, as required under CICA 3870, of issuing employee stock-based compensation. For the first 6 months of 2005 the cost decreased to $0.4 million from $0.8 million in 2004 as fewer stock options were issued in the period. This is a non-cash cost.

     INTEREST AND FINANCING
Interest and financing increased by $0.2 million and $0.3 million in the second quarter and first six months of 2005 respectively compared to 2004 as interest expense was accrued on the royalty obligation related to the Red Mile transaction that the Company entered into in December 2004. (See note 9 to the 2004 Consolidated Financial Statements.)

     INVESTMENT AND OTHER INCOME
Investment and other income increased by $0.4 million and $1.5 million in the second quarter and first six months of 2005 respectively compared to 2004, as interest income was accrued on the promissory note related to the Red Mile transaction that the Company entered into in December 2004 (see note 9 to the 2004 Consolidated Financial Statements) and as a result the disposition of the Yukon Zinc shares in the first and second quarters of 2005 that the Company had held in short-term investments at the end of 2004.

     FOREIGN EXCHANGE LOSS (GAIN) ON U.S. DOLLAR DENOMINATED DEBT
Foreign exchange gain on U.S. dollar denominated debt of $0.2 in the second quarter of 2005 represents the gain on the U.S. dollar debt entered into in May of 2005, reflecting the weakening of the Canadian dollar in the quarter relative to the U.S. dollar debt.

     OTHER FOREIGN EXCHANGE LOSS
Other foreign exchange loss represents the loss that the Company incurred on its non Canadian dollar bank balances.

     OTHER NON-PRODUCING PROPERTY COSTS
Other non-producing property costs, which include care and maintenance costs for the Caribou, Langlois, Bouchard-Hebert and Nanisivik properties, were $2.5 million in the second quarter of 2005 compared with $1.2 million in the second quarter of 2004 and $5.5 million for the first six months of 2005 compared to $2.5 million in 2004. The increase in 2005 was due to the closure of the Bouchard-Hebert mine in February 2005 and higher than expected holding costs at the Nanisivik mine.

CASH PROVIDED FROM OPERATING ACTIVITIES (BEFORE CHANGES IN NON-CASH WORKING CAPITAL ITEMS)

Cash provided from operating activities, before changes in non-cash working capital items, decreased by $8.2 million dollars in the second quarter of 2005 to $3.8 million from $12.0 million in the same period of 2004. For the first half of 2005, the cash provided from operating activities decreased by $7.7 million to $14.0 million, from $21.7 million in the first six months of 2004. The reason for the decrease in cash provided from operating activities was the higher reclamation expenditures at Nanisivik in 2005 compared with 2004. Also, the Company incurred reclamation expenditures for its newly acquired Myra Falls mine.

---------------------------------------------------------- ------------------------- -----------------------
CASH PROVIDED FROM OPERATING ACTIVITIES (before changes
in non-cash working capital items) ($ millions)                FIRST SIX MONTHS          SECOND QUARTER
---------------------------------------------------------- ------------------------- -----------------------
                                                               2005         2004       2005        2004
========================================================== ============= =========== ========== ============
INCOME (LOSS) FROM MINING ACTIVITIES                            14.5        15.2        6.5          8.8
---------------------------------------------------------- ------------- ----------- ---------- ------------
Other income (expenses)                                         (2.9)       (6.2)      (1.8)        (3.7)
---------------------------------------------------------- ------------- ----------- ---------- ------------
Other non-producing property income costs                       (5.5)       (2.4)      (2.5)        (1.1)
---------------------------------------------------------- ------------- ----------- ---------- ------------
Income and mining taxes                                          0.4           -        0.2          0.4
---------------------------------------------------------- ------------- ----------- ---------- ------------
NET EARNINGS (LOSS)                                              6.5         6.6        2.4          4.4
---------------------------------------------------------- ------------- ----------- ---------- ------------
Reclamation & closure expenditures                             (11.1)       (0.5)      (8.7)        (0.2)
---------------------------------------------------------- ------------- ----------- ---------- ------------
Non-cash expenses                                               18.6        15.6       10.1          7.8
---------------------------------------------------------- ------------- ----------- ---------- ------------
CASH PROVIDED FROM OPERATING ACTIVITIES (BEFORE CHANGES
IN NON-CASH WORKING CAPITAL ITEMS)                              14.0        21.7        3.8         12.0
---------------------------------------------------------- ------------- ----------- ---------- ------------

LIQUIDITY AND FINANCIAL POSITION REVIEW

     WORKING CAPITAL

Working capital was $34.9 million at June 30, 2005, compared with $36.6 million at the end of 2004, a reduction of $1.7 million. Current assets were lower by $12.5 million due mainly to a reduction of concentrate inventories. Current liabilities were lower by $10.8 million due mainly to reductions in accounts payable and the current portion of reclamation and closure cost accruals, offset partially by an increase in short-term debt.

     RESTRICTED CASH AND RECLAMATION DEPOSITS

At June 30, 2005, the Company had a total of $13.9 million in restricted cash ($6.3 million) and reclamation deposits ($7.6 million). $2.7 million of the restricted cash was returned to the Company in July 2005. The balance of $11.2 million, $7.7 million of which the Company funded in 2005, was allocated as follows:

          JURISDICTION                         LOCATION                $ MILLION           PURPOSE
Province of Quebec                     Bouchard-Hebert & Langlois         $5.1      Reclamation Security
Province of New Brunswick              Caribou mine                       $5.9      Reclamation Security
Dept. of Indian & Northern Affairs     Nanisivik mine                     $0.2      Operating Permit
TOTAL                                                                    $11.2

The net restricted cash of $3.6 million (after the return of the $2.7 million) represents 70% of the funds that will be used for the reclamation work at the Bouchard-Hebert mine over the next twelve months, and the $0.2 million related to the Nanisivik mine operating permit. The $5.9 million deposited with the Province of New Brunswick will be returned to the Company upon the completion of the sale of the Caribou and Restigouche mines to Blue Note Metals Inc.

     DEBT

Total debt was $8.1 million at June 30, 2005, up from $1.7 million at the end of 2004. The Company entered into a concentrate prepayment contract (the "Prepayment Facility") with a customer in May 2005 whereby the customer advanced the Company U.S.$5.0 million against future deliveries of zinc concentrate. The Prepayment Facility is repayable in eight equal instalments each six months commencing July 1, 2005 (see note 6 to the interim financial statements.)

On July 20, 2005, NVI signed an indicative term sheet with Auramet Trading LLC ("Auramet") whereby Auramet will arrange and place a Gold Based Pre-production Advance Facility (the "Facility"). The lender of the Facility will be Natexis Banques Popularies of France. Under the terms of the Facility, NVI would be provided with up to U.S.$10,000,000 gold equivalent (sufficient gold would be borrowed and then sold on the advance date at the then spot gold price to provide the dollar value of the Facility) on a date no later than August 24, 2005. The term of the Facility will be 12 months with six principal payments commencing October 2005 and ending August 2006. The principal repayments will be in the form of gold. The interest rate will be at the Gold Base Rate plus 2.5% and paid monthly in arrears in U.S. dollars. The funds will be used to support reclamation and/or similar working capital requirements at NVI's Myra Falls mine and for general corporate purposes. Security for the Facility will be a charge on the Myra Falls mine's copper concentrate inventory and related smelter accounts receivable; an assignment of the copper smelting contract for the Myra Falls mine production; a cash collateral account; and, unsecured guarantees of the Company and NVI Holdings Ltd. The finalization of the Facility is subject to satisfactory documentation.

     RECLAMATION AND CLOSURE COSTS

Reclamation and closure costs represent the Company's obligation for reclamation and severance costs at its mine sites. At June 30, 2005, total accrued reclamation and closure costs were $58.2 million compared to $63.8 million at the December 31, 2004. Of the $58.2 million, $17.7 million is classified as current and is expected to be spent over the next 12 months at Nanisivik, Bouchard-Hebert, Bougrine and Myra Falls. The Company incurred expenditures of $11.1 million in reclamation and closure cost in the first six months of 2005 compared to only $0.5 million in the same period of 2004.

     EQUITY

At June 30, 2005, the Company had 367.4 million issued and outstanding Common Shares compared with 363.2 million at December 31, 2004. The 4.2 million share increase resulted from the exercise of employee options and bank warrants and shares issued under the employee share purchase plan.

Shareholders' equity was $151.2 million at June 30, 2005, compared with $141.4 million at December 31, 2004, an increase of $9.8 million, reflecting net earnings of $6.5 million, proceeds from equity issued of $1.8 million, an increase in the cumulative translation adjustment of $1.6 million and a decrease in the contributed surplus of $0.1 million.


     CAPITAL EXPENDITURES

Total capital expenditures were $10.6 million in the second quarter and $19.6 million for the first six months compared with $11.5 million in the first six months of 2004. The majority of the capital was spent as follows:

o El Mochito - $4.1 million, including $1.9 million on the construction of the new Soledad tailings storage facility, $600,000 on mine development, $190,000 on underground diamond drilling and the remainder on mine and mill equipment repair and replacement.

o El Toqui - $4.2 million, including $730,000 million on development, $1.5 million on mine haulage trucks, $1 million on surface exploration and the remainder on equipment repair and replacement.
o Myra Falls - $7.7 million, including $3.8 million in underground development, $1.3 million on the surface ramp, $1.5 million in mine equipment and $400,000 in generation upgrades.
o Langlois - $2.7 million for preproduction work and the excavation of loading pockets in the shaft.

     FINANCIAL CAPABILITY

With existing working capital, planned metal production, current metal prices and current U.S.$/C$ exchange rate, the Company is positioned to carry out its operating and capital programs for the balance of 2005, as presently contemplated. But the need to cash fund reclamation security requirements in Quebec, New Brunswick and British Columbia, and the higher than estimated cost of the Nanisivik reclamation has necessitated that the Company secure a short-term gold-based preproduction advance as described in the Highlights. The Company's financial capability is sensitive to metal prices and the U.S.$/C$ exchange rate (see sensitivity table in the Company's 2004 annual report).

OPERATING REVIEW

The following tables summarize financial results for each of the Company(1)s operating mines.

----------------------------- ----------------- -------------------- -------------------- -------------------
OPERATING REVIEW FOR THE                           Contribution
SIX MONTHS ENDED                                (Loss) From Mining                             Capital
JUNE 30                         Net Revenue        Activities(1)      Non-cash Costs(2)      Expenditures
----------------------------- ----------------- -------------------- -------------------- -------------------
($ millions)                    2005     2004     2005      2004       2005      2004       2005      2004
----------------------------- --------- ------- --------- ---------- --------- ---------- --------- ---------
Bouchard-Hebert                  18.3    33.9       6.5       12.6       1.4        4.2       0.7       0.8
----------------------------- --------- ------- --------- ---------- --------- ---------- --------- ---------
Bougrine                         15.5    12.6       2.9       (3.0)      2.0        4.6       0.1       0.4
----------------------------- --------- ------- --------- ---------- --------- ---------- --------- ---------
El Mochito                       29.3    19.3       8.9        5.3       3.1        2.0       4.1       3.1
----------------------------- --------- ------- --------- ---------- --------- ---------- --------- ---------
El Toqui                         12.2    7.22      (2.7)       0.3       2.6        1.7       4.2       5.5
----------------------------- --------- ------- --------- ---------- --------- ---------- --------- ---------
Myra Falls                       43.6       -       1.6          -       6.2          0       7.7         -
----------------------------- --------- ------- --------- ---------- --------- ---------- --------- ---------
Nanisivik                           -       -      (2.4)      (0.3)      2.4        0.3         -         -
----------------------------- --------- ------- --------- ---------- --------- ---------- --------- ---------
Langlois                            -       -         -          -         -          -       2.7       1.2
----------------------------- --------- ------- --------- ---------- --------- ---------- --------- ---------
Others                              -   0.9(3)     (0.3)       0.3       0.3        0.6       0.1       0.5
----------------------------- --------- ------- --------- ---------- --------- ---------- --------- ---------
Total                           118.9    73.9      14.5       15.2      18.0       13.4      19.6      11.5
----------------------------- --------- ------- --------- ---------- --------- ---------- --------- ---------


---------------------------- ------------------ -------------------- -------------------- -------------------
OPERATING REVIEW FOR THE                           Contribution
QUARTER ENDED JUNE 30                           (Loss) From Mining                             Capital
                                Net Revenue        Activities(1)      Non-cash Costs(2)      Expenditures
---------------------------- ------------------ -------------------- -------------------- -------------------
($ millions)                   2005     2004      2005      2004       2005      2004       2005      2004
---------------------------- --------- -------- --------- ---------- --------- ---------- --------- ---------
Bouchard-Hebert                  5.0     14.2       2.0        6.0       0.2        2.1       0.3       0.4
---------------------------- --------- -------- --------- ---------- --------- ---------- --------- ---------
Bougrine                        10.1      5.6       2.2       (1.9)      0.9        2.7         -       0.3
---------------------------- --------- -------- --------- ---------- --------- ---------- --------- ---------
El Mochito                      17.5      9.4       5.4        3.3       1.5        1.0       2.3       2.2
---------------------------- --------- -------- --------- ---------- --------- ---------- --------- ---------
El Toqui                         6.2      3.8      (1.0)       0.4       1.5        0.9       2.4       2.7
---------------------------- --------- -------- --------- ---------- --------- ---------- --------- ---------
Myra Falls                      18.8        -       0.3          -       3.0          -       4.0         -
---------------------------- --------- -------- --------- ---------- --------- ---------- --------- ---------
Nanisivik                          -        -      (2.2)      (0.2)      2.2        0.2         -         -
---------------------------- --------- -------- --------- ---------- --------- ---------- --------- ---------
Langlois                           -        -         -          -         -          -       1.6       0.8
---------------------------- --------- -------- --------- ---------- --------- ---------- --------- ---------
Others                             -   1.6(3)      (0.2)       1.2       0.1        0.4         -       0.1
---------------------------- --------- -------- --------- ---------- --------- ---------- --------- ---------
Total                           57.6     34.6       6.5        8.8       9.4        7.3      10.6       6.5
---------------------------- --------- -------- --------- ---------- --------- ---------- --------- ---------

1)   After non-cash costs.
2)   Depreciation, depletion and reclamation costs.
3)   Hedge settlements and mark-to-market of outstanding hedge positions.

NON-GAAP RECONCILIATION

----------------------------------------------------- ---------------------------- --------------------------
NON-GAAP RECONCILIATION OF TOTAL CASH COSTS PER
POUND OF PAYABLE ZINC TO CONSOLIDATED FINANCIAL            FIRST SIX MONTHS             SECOND QUARTER
STATEMENTS
----------------------------------------------------- -------------- ------------- ------------ -------------
                                                          2005           2004         2005          2004
===================================================== ============== ============= ============ =============
By-Product Credit ($ millions)
----------------------------------------------------- -------------- ------------- ------------ -------------
   Gross sales revenue per financial statements          183.7         112.6         92.4          52.5
----------------------------------------------------- -------------- ------------- ------------ -------------
    Less zinc sales revenue                             (105.6)        (90.9)       (45.9)        (45.3)
----------------------------------------------------- -------------- ------------- ------------ -------------
   Inventory adjustment                                  (17.4)          7.5        (18.7)          7.8
----------------------------------------------------- ============== ============= ============ =============
                                                          60.7          29.2         27.8          15.0
----------------------------------------------------- ============== ============= ============ =============

----------------------------------------------------- -------------- ------------- ------------ -------------
Treatments Charges ($ millions)
----------------------------------------------------- -------------- ------------- ------------ -------------
   Per financial statements                               64.7          38.7         34.8          17.8
----------------------------------------------------- -------------- ------------- ------------ -------------
   Inventory adjustment                                   (4.8)          3.3         (9.9)          1.8
----------------------------------------------------- ============== ============= ============ =============
                                                          59.9          42.0         24.9          19.6
----------------------------------------------------- ============== ============= ============ =============

----------------------------------------------------- ---------------------------- --------------------------
NON-GAAP RECONCILIATION OF TOTAL CASH COSTS PER
POUND OF PAYABLE ZINC TO CONSOLIDATED FINANCIAL            FIRST SIX MONTHS             SECOND QUARTER
STATEMENTS
----------------------------------------------------- -------------- ------------- ------------ -------------
Direct Operating Costs ($ millions)
----------------------------------------------------- -------------- ------------- ------------ -------------
   Per financial statements                               86.4          45.3         41.6          18.6
----------------------------------------------------- -------------- ------------- ------------ -------------
   Inventory adjustment                                  (14.8)          4.2         (7.5)          6.3
----------------------------------------------------- ============== ============= ============ =============
                                                          71.6          49.5         34.1          24.9
----------------------------------------------------- ============== ============= ============ =============

----------------------------------------------------- -------------- ------------- ------------ -------------
Total Cash Costs - Canadian ($ millions)                  70.8          62.3         31.2          29.5
----------------------------------------------------- -------------- ------------- ------------ -------------

----------------------------------------------------- -------------- ------------- ------------ -------------
    Exchange rate C$/U.S.$                              1.2351        1.3390       1.2441        1.3597
----------------------------------------------------- -------------- ------------- ------------ -------------

----------------------------------------------------- -------------- ------------- ------------ -------------
Total Cash Costs - U.S. ($ millions)                      57.4          46.5         25.0          21.7
----------------------------------------------------- -------------- ------------- ------------ -------------

----------------------------------------------------- -------------- ------------- ------------ -------------
Zinc pounds produced (millions)                          150.3         146.2         69.5          74.0
----------------------------------------------------- -------------- ------------- ------------ -------------

----------------------------------------------------- -------------- ------------- ------------ -------------
Production Cash Cost Per Pound of Payable Zinc
(U.S.$)
----------------------------------------------------- -------------- ------------- ------------ -------------
  By-product credit                                      (0.33)        (0.15)       (0.32)        (0.15)
----------------------------------------------------- -------------- ------------- ------------ -------------
  Treatment and marketing costs                           0.32          0.21         0.29          0.20
----------------------------------------------------- -------------- ------------- ------------ -------------
  Direct operating costs                                  0.39          0.26         0.39          0.25
----------------------------------------------------- ============== ============= ============ =============
Total                                                     0.38          0.32         0.36          0.30
----------------------------------------------------- ============== ============= ============ =============


----------------------------------------------------- ---------------------------- --------------------------
RECONCILIATION OF MINESITE OPERATING CASH COSTS PER
TONNE MILLED TO CONSOLIDATED FINANCIAL                      FIRST SIX MONTHS             SECOND QUARTER
STATEMENTS
----------------------------------------------------- -------------- ------------- ------------ -------------
                                                          2005           2004         2005          2004
----------------------------------------------------- -------------- ------------- ------------ -------------
Direct Operating Costs ($ millions)
----------------------------------------------------- -------------- ------------- ------------ -------------
   Per financial statements                                 86.4          45.3         41.6          18.6
----------------------------------------------------- -------------- ------------- ------------ -------------
    Inventory adjustment                                   (14.8)          4.2         (7.5)          6.3
----------------------------------------------------- ============== ============= ============ =============
Minesite Operating Cash Costs - Canadian                    71.6          49.5         34.1          24.9
($ millions)
----------------------------------------------------- ============== ============= ============ =============

----------------------------------------------------- -------------- ------------- ------------ -------------
   Exchange rate C$/U.S.$                                 1.2351        1.3390       1.2441        1.3597
----------------------------------------------------- -------------- ------------- ------------ -------------

----------------------------------------------------- -------------- ------------- ------------ -------------
Minesite Operating Cash Costs - U.S. ($ millions)           58.0          37.0         27.4          18.2
----------------------------------------------------- -------------- ------------- ------------ -------------

----------------------------------------------------- -------------- ------------- ------------ -------------
   Tonnes milled                                       1,359,542     1,216,266      617,163       607,106
----------------------------------------------------- -------------- ------------- ------------ -------------

----------------------------------------------------- -------------- ------------- ------------ -------------
Minesite Operating Cash Costs Per Tonne Milled              42.6          30.4         44.3          30.1
(U.S.$)
----------------------------------------------------- -------------- ------------- ------------ -------------

Total Cash Costs per Pound of Payable Zinc and Minesite Operating Cash Costs per Tonne Milled are furnished to provide additional information and are non-GAAP measures. These measures should not be considered in isolation as a substitute for measures of performance prepared in accordance with generally accepted accounting principles and are not necessarily indicative of operating expenses as determined under generally accepted accounting principles. These measures intend to provide investors with information about the cash generating capabilities of the Company's mining operations. The Company uses this information for the same purpose. Mining operations are capital intensive. These measures exclude capital expenditures. Capital expenditures are discussed throughout the MD&A and the consolidated financial statements.

PRODUCTION STATISTICS

     Aggregate production of zinc in concentrate in the second quarter ended June 30, 2005 was 82.9 million pounds compared with 87.9 million pounds in the second quarter of 2004. The reduced zinc production during the quarter reflects lower zinc head grades at the Bougrine mine and the end of production at the now closed Bouchard-Hebert mine.

---------------------------------------------------- ---------------------------- --------------------------
Zinc Production (million pounds
of zinc contained in concentrate)                          FIRST SIX MONTHS            SECOND QUARTER
                                                     ---------------------------- --------------------------
                                                         2005          2004          2005          2004
==================================================== ============= ============== ============ =============
Myra Falls                                                62.3              -         31.9             -
---------------------------------------------------- ------------- -------------- ------------ -------------
Bouchard-Hebert                                           13.9           67.5            -          36.0
---------------------------------------------------- ------------- -------------- ------------ -------------
Bougrine                                                  25.6           31.5         11.8          16.5
---------------------------------------------------- ------------- -------------- ------------ -------------
El Mochito                                                46.2           43.6         24.2          20.9
---------------------------------------------------- ------------- -------------- ------------ -------------
El Toqui                                                  30.2           30.7         15.0          14.5
---------------------------------------------------- ------------- -------------- ------------ -------------
 Total zinc production                                   178.2          173.3         82.9          87.9
---------------------------------------------------- ------------- -------------- ------------ -------------

Tonnes milled for the second quarter of 2005 increased to 617,163 tonnes from 607,106 tonnes in the same period in 2004 reflecting higher tonnage milled at the El Mochito and the El Toqui mines, however, the consolidated average zinc head grade decreased to 6.9 percent from 7.4 percent.

Zinc concentrate production decreased to 71,232 tonnes in the second quarter of 2005 from 74,246 tonnes in the same period in 2004 due to the closure of the Bouchard-Hebert mine, in February, and lower zinc concentrate production from the Bougrine mine due to lower zinc head grades. The Myra Falls mine produced less zinc concentrate in the first half of 2005 than the Bouchard-Hebert mine produced in the same period in 2004.

Lead concentrate production increased to 9,140 tonnes in 2005 from 5,105 tonnes in 2004 due to higher lead head grades at Bougrine and El Mochito.

Copper concentrate production increased to 7,530 tonnes in the second quarter of 2005 from 5,773 tonnes in the same period in 2004 due to the inclusion of the Myra Falls mine, which produced more copper concentrate during the second quarter of 2005 than the Bouchard-Hebert mine produced in the second quarter of 2004.

Gold production in concentrate increased to 20,099 ounces in the second quarter of 2005 from 8,917 ounces in the same period in 2004 due to higher gold production from the Asseradero zone at the El Toqui mine, and higher gold production from the Myra Falls.

---------------------------------------------------- ---------------------------- --------------------------
Production Statistics - All Mines                         FIRST SIX MONTHS             SECOND QUARTER
                                                     ---------------------------- --------------------------
                                                         2005          2004          2005          2004
==================================================== ============= ============== ============ =============
Ore Milled (tonnes)                                    1,359,542      1,216,266      617,163       607,106
---------------------------------------------------- ------------- -------------- ------------ -------------
   Zinc (%)                                                  6.8            7.3          6.9           7.4
---------------------------------------------------- ------------- -------------- ------------ -------------
Concentrate Production
---------------------------------------------------- ------------- -------------- ------------ -------------
   Zinc (tonnes)                                         153,038        146,969       71,232        74,246
---------------------------------------------------- ------------- -------------- ------------ -------------
   Copper (tonnes)                                        21,860         11,900        7,530         5,773
---------------------------------------------------- ------------- -------------- ------------ -------------
   Lead (tonnes)                                          15,519         10,244        9,140         5,105
---------------------------------------------------- ------------- -------------- ------------ -------------
   Gold (tonnes)                                           1,624          1,865          880           991
---------------------------------------------------- ------------- -------------- ------------ -------------
Metal in Concentrates
---------------------------------------------------- ------------- -------------- ------------ -------------
   Zinc (tonnes)                                          80,803         78,610       37,658        39,837
---------------------------------------------------- ------------- -------------- ------------ -------------
   Copper (tonnes)                                         4,979          1,804        6,111           883
---------------------------------------------------- ------------- -------------- ------------ -------------
   Lead (tonnes)                                          10,415          6,855        1,868         3,452
---------------------------------------------------- ------------- -------------- ------------ -------------
   Silver (ounces)                                     1,606,757      1,069,935      775,133       505,166
---------------------------------------------------- ------------- -------------- ------------ -------------
   Gold (ounces)                                          40,650         15,308       20,099         8,917
---------------------------------------------------- ------------- -------------- ------------ -------------
Minesite Operating Costs
---------------------------------------------------- ------------- -------------- ------------ -------------
   Per tonne milled (U.S.$)                                42.64          30.42        44.34         30.09
---------------------------------------------------- ------------- -------------- ------------ -------------
Total Cash Costs
---------------------------------------------------- ------------- -------------- ------------ -------------
   Per lb. payable zinc (U.S.$)                             0.38           0.32         0.36          0.30
---------------------------------------------------- ------------- -------------- ------------ -------------

MYRA FALLS MINE

Breakwater acquired the Myra Falls operation on July 23, 2004. As a result, comparative information is unavailable. Mined and milled tonnage was lower in the second quarter than the first quarter 2005, due to mining delays in the Battle-Gap area caused by ground conditions. This resulted in higher unit costs per tonne milled. Higher zinc head grades resulted in zinc metal production remaining flat.

-------------------------------------------------- ---------------------------- --------------------------
                                                        FIRST SIX MONTHS             SECOND QUARTER
                                                   ---------------------------- --------------------------
                                                       2005          2004           2005         2004
================================================== ============= ============== ============= ============
Ore Milled (tonnes)                                  498,183         -            233,707        -
-------------------------------------------------- ------------- -------------- ------------- ------------
   Zinc (%)                                              6.5         -                7.0        -
-------------------------------------------------- ------------- -------------- ------------- ------------
   Copper (%)                                            1.3         -                1.2        -
-------------------------------------------------- ------------- -------------- ------------- ------------
   Silver (g/t)                                           53         -                 51        -
-------------------------------------------------- ------------- -------------- ------------- ------------
   Gold (g/t)                                            1.8         -                1.8        -
-------------------------------------------------- ------------- -------------- ------------- ------------
Concentrate Production
-------------------------------------------------- ------------- -------------- ------------- ------------
   Zinc (tonnes)                                      52,904         -             26,664        -
-------------------------------------------------- ------------- -------------- ------------- ------------
         Recovery (%)                                   87.3         -               88.9        -
-------------------------------------------------- ------------- -------------- ------------- ------------
         Grade (%)                                      53.4         -               54.3        -
-------------------------------------------------- ------------- -------------- ------------- ------------
   Copper (tonnes)                                    18,832         -              7,530        -
-------------------------------------------------- ------------- -------------- ------------- ------------
         Recovery (%)                                   70.9         -               67.5        -
-------------------------------------------------- ------------- -------------- ------------- ------------
         Grade (%)                                      23.9         -               24.8        -
-------------------------------------------------- ------------- -------------- ------------- ------------
   Gold (tonnes)                                        17.9         -               9.70        -
-------------------------------------------------- ------------- -------------- ------------- ------------
         Recovery (%)                                   20.5         -               20.1        -
-------------------------------------------------- ------------- -------------- ------------- ------------
         Grade (g/t)                                  10,047         -              8,888        -
-------------------------------------------------- ------------- -------------- ------------- ------------
Metal in Concentrates
-------------------------------------------------- ------------- -------------- ------------- ------------
   Zinc (tonnes)                                      28,265         -             14,471        -
-------------------------------------------------- ------------- -------------- ------------- ------------
   Copper (tonnes)                                     4,509         -              1,868        -
-------------------------------------------------- ------------- -------------- ------------- ------------
   Silver (ounces)                                   700,751         -            303,809        -
-------------------------------------------------- ------------- -------------- ------------- ------------
   Gold (ounces)                                      18,212         -              8,905        -
-------------------------------------------------- ------------- -------------- ------------- ------------
Minesite Operating Costs
-------------------------------------------------- ------------- -------------- ------------- ------------
   Per tonne milled (Cdn.$)                            72.73         -              76.96        -
-------------------------------------------------- ------------- -------------- ------------- ------------
Total Cash Costs
-------------------------------------------------- ------------- -------------- ------------- ------------
   Per lb. payable zinc (U.S.$)                         0.45         -               0.46        -
-------------------------------------------------- ------------- -------------- ------------- ------------

MYRA FALLS OUTLOOK

During the second quarter of 2005, the Company continued to integrate the Myra Falls mine into the Breakwater organization. Work continued on mine planning and materials handling. A raise bore unit was acquired and overhauled during the quarter and will be taken underground in the third quarter. This machine will be used to bore ventilation raises and ore passes for the Battle-Gap area.

Work continued during the quarter on metallurgical improvements in the mill. Test work continued during the quarter on developing a lead concentrate of marketable quality, with the ultimate goal of reducing the quantity of lead reporting to the copper concentrate. A test lead flash flotation cell was received and installed in the grinding circuit during the quarter and test work with this unit will continue in the third quarter. Should this test work prove positive, there would be an increase in revenue from the copper concentrates, where the current quantity of lead is a significant penalty item.

Underground exploration work consisting of drift development and diamond drilling continued during the quarter. Diamond drilling is now concentrating on three prospective areas, the Marsh zone to the northwest, the Extension zone to the west of the Battle-Gap mine and 43 Black to the east of the HW mine.

BOUCHARD-HEBERT MINE

The Bouchard-Hebert mine closed permanently on February 20, 2005.

-------------------------------------------------- ---------------------------- --------------------------
                                                        FIRST SIX MONTHS             SECOND QUARTER
                                                   ---------------------------- --------------------------
                                                       2005          2004           2005         2004
================================================== ============= ============== ============= ============
Ore Milled (tonnes)                                   118,933        513,158             -      256,342
-------------------------------------------------- ------------- -------------- ------------- ------------
   Zinc (%)                                               5.8            6.6             -          7.0
-------------------------------------------------- ------------- -------------- ------------- ------------
   Copper (%)                                             0.5            0.4             -          0.4
-------------------------------------------------- ------------- -------------- ------------- ------------
   Silver (g/t)                                            31             28             -           29
-------------------------------------------------- ------------- -------------- ------------- ------------
   Gold (g/t)                                             1.1            1.0             -          1.0
-------------------------------------------------- ------------- -------------- ------------- ------------
Concentrate Production
-------------------------------------------------- ------------- -------------- ------------- ------------
   Zinc (tonnes)                                       11,299         55,434             -       29,557
-------------------------------------------------- ------------- -------------- ------------- ------------
         Recovery (%)                                    91.1           90.7             -         90.9
-------------------------------------------------- ------------- -------------- ------------- ------------
         Grade (%)                                       55.7           55.2             -         55.2
-------------------------------------------------- ------------- -------------- ------------- ------------
   Copper (tonnes)                                      3,028         11,900             -        5,773
-------------------------------------------------- ------------- -------------- ------------- ------------
         Recovery (%)                                    86.5           80.8             -         79.2
-------------------------------------------------- ------------- -------------- ------------- ------------
         Grade (%)                                       15.5           15.2             -         15.3
-------------------------------------------------- ------------- -------------- ------------- ------------
Metal in Concentrates
-------------------------------------------------- ------------- -------------- ------------- ------------
   Zinc (tonnes)                                        6,292         30,617             -       16,317
-------------------------------------------------- ------------- -------------- ------------- ------------
   Copper (tonnes)                                        470          1,804             -          883
-------------------------------------------------- ------------- -------------- ------------- ------------
   Silver (ounces)                                     40,013        142,948             -       70,561
-------------------------------------------------- ------------- -------------- ------------- ------------
   Gold (ounces)                                        2,644          8,808             -        4,279
-------------------------------------------------- ------------- -------------- ------------- ------------
Minesite Operating Costs
-------------------------------------------------- ------------- -------------- ------------- ------------
   Per tonne milled (Cdn.$)                             30.79          33.00             -        32.06
-------------------------------------------------- ------------- -------------- ------------- ------------
Total Cash Costs
-------------------------------------------------- ------------- -------------- ------------- ------------
   Per lb. payable zinc (U.S.$)                          0.27           0.26             -         0.23
-------------------------------------------------- ------------- -------------- ------------- ------------

BOUCHARD-HEBERT MINE OUTLOOK

In accordance with the life-of-mine plan, the Bouchard-Hebert mine closed permanently on February 20, 2005, due to the exhaustion of the known mineral reserves. Reclamation work on the site continued during the quarter consisting of rock removal and covering of the tailings disposal area. The Company has continued to explore the area around the mine, but no economic mineralization in the immediate mine area has been encountered. Based on the results to date, the Company has removed the mobile equipment and some of the underground infrastructure, and has allowed the mine to flood. The Company will continue to explore for mineral deposits on the 7,982 hectares of exploration claims surrounding the mining leases. The concentrator building and equipment will be left intact pending any success in discovering economic mineralization in the near term.

BOUGRINE MINE

Production of zinc in concentrate decreased by 29 percent in the second quarter of 2005 compared with the second quarter of 2004 due to a reduction in the zinc head grade. The reduced zinc head grade is a result of the planned mining of lower grade stopes and pillars and the lower zinc grade of the ore purchased from a government owned zinc/lead mining operation. Lead grades have increased due to higher lead grades in the mined stopes and pillars and also due to the fact that the purchased ore has a higher lead grade. During the quarter, a total of 10,178 tonnes of purchased ore was processed.

--------------------------------------- -------------------------------- --------------------------------
                                               FIRST SIX MONTHS                  SECOND QUARTER
                                        -------------------------------- --------------------------------
                                             2005            2004             2005            2004
======================================= =============== ================ =============== ================
Ore Milled (tonnes)                          153,622          161,820          82,515           83,467
--------------------------------------- --------------- ---------------- --------------- ----------------
   Zinc (%)                                      9.3             10.8             8.1             10.8
--------------------------------------- --------------- ---------------- --------------- ----------------
   Lead (%)                                      4.1              1.8             4.8              1.8
--------------------------------------- --------------- ---------------- --------------- ----------------
Concentrate Production
--------------------------------------- --------------- ---------------- --------------- ----------------
   Zinc (tonnes)                              21,474           26,411           9,767           13,769
--------------------------------------- --------------- ---------------- --------------- ----------------
         Recovery (%)                           81.1             82.1            80.2             83.7
--------------------------------------- --------------- ---------------- --------------- ----------------
         Grade (%)                              54.0             54.1            54.6             54.3
--------------------------------------- --------------- ---------------- --------------- ----------------
  Lead (tonnes)                                8,123            3,405           5,161            1,808
--------------------------------------- --------------- ---------------- --------------- ----------------
         Recovery (%)                           84.1             78.5            85.5             79.7
--------------------------------------- --------------- ---------------- --------------- ----------------
         Grade (%)                              65.8             65.5            65.9             67.3
--------------------------------------- --------------- ---------------- --------------- ----------------
Metal in Concentrates
--------------------------------------- --------------- ---------------- --------------- ----------------
   Zinc (tonnes)                              11,600           14,288           5,334            7,472
--------------------------------------- --------------- ---------------- --------------- ----------------
   Lead (tonnes)                               5,347            2,230           3,403            1,217
--------------------------------------- --------------- ---------------- --------------- ----------------
Minesite Operating Costs
--------------------------------------- --------------- ---------------- --------------- ----------------
   Per tonne milled (U.S.$)                    40.23            45.54           37.79            45.70
--------------------------------------- --------------- ---------------- --------------- ----------------
Total Cash Costs
--------------------------------------- --------------- ---------------- --------------- ----------------
   Per lb payable zinc (U.S.$)                  0.36             0.42            0.30             0.41
--------------------------------------- --------------- ---------------- --------------- ----------------

BOUGRINE MINE OUTLOOK

Consistent with the life of mine plan, the Bougrine mine is expected to cease operations in September 2005. The Company is presently investigating other uses for the Bougrine infrastructure. Closure of the tailings facility will commence once the mine closes.

EL MOCHITO MINE

Production of zinc metal in concentrate at El Mochito increased by 16 percent in the second quarter of 2005 compared to the same period in 2004, due to higher mine production, higher zinc head grades and higher zinc recovery. The production of lead metal in concentrate increased by 21 percent in the second quarter of 2005 over the same period in 2004 due to an increase in tonnes milled. Silver production increased quarter over quarter due to increased mine production and higher silver head grades.

During the quarter, the Company continued its development and exploration programs in various areas of the mine with the most promising to increase reserves and resources, in the Salva Vida Northeast, Santo Nino, and San Jose areas.

--------------------------------------- -------------------------------- --------------------------------
                                               FIRST SIX MONTHS                  SECOND QUARTER
                                        -------------------------------- --------------------------------
                                             2005            2004             2005            2004
======================================= =============== ================ =============== ================
Ore Milled (tonnes)                        331,405          314,966         171,464          154,056
--------------------------------------- --------------- ---------------- --------------- ----------------
   Zinc (%)                                    6.9              6.9             7.0              6.8
--------------------------------------- --------------- ---------------- --------------- ----------------
   Lead (%)                                    1.9              1.8             1.9              1.8
--------------------------------------- --------------- ---------------- --------------- ----------------
   Silver (g/t)                                 84               91              90               88
--------------------------------------- --------------- ---------------- --------------- ----------------
Concentrate Production
--------------------------------------- --------------- ---------------- --------------- ----------------
   Zinc (tonnes)                            40,020           37,462          21,099           17,947
--------------------------------------- --------------- ---------------- --------------- ----------------
   Recovery (%)                               91.9             91.4            91.9             91.0
--------------------------------------- --------------- ---------------- --------------- ----------------
   Grade (%)                                  52.3             52.8            52.3             52.8
--------------------------------------- --------------- ---------------- --------------- ----------------
   Lead (tonnes)                             7,396            6,839           3,979            3,297
--------------------------------------- --------------- ---------------- --------------- ----------------
   Recovery (%)                               81.2             81.7            81.0             81.2
--------------------------------------- --------------- ---------------- --------------- ----------------
   Grade (%)                                  68.5             67.6            68.1             67.8
--------------------------------------- --------------- ---------------- --------------- ----------------
Metal in Concentrates
--------------------------------------- --------------- ---------------- --------------- ----------------
   Zinc (tonnes)                            20,950           19,778          11,035            9,475
--------------------------------------- --------------- ---------------- --------------- ----------------
   Lead (tonnes)                             5,068            4,625           2,708            2,235
--------------------------------------- --------------- ---------------- --------------- ----------------
   Silver (ounces)                         793,714          818,558         438,886          387,386
--------------------------------------- --------------- ---------------- --------------- ----------------

--------------------------------------- --------------- ---------------- --------------- ----------------
Minesite Operating Costs
--------------------------------------- --------------- ---------------- --------------- ----------------
   Per tonne milled (U.S.$)                  32.67            32.54           32.25            33.21
--------------------------------------- --------------- ---------------- --------------- ----------------
Total Cash Costs
--------------------------------------- --------------- ---------------- --------------- ----------------
   Per lb. payable zinc (U.S.$)               0.35             0.30            0.27             0.31
--------------------------------------- --------------- ---------------- --------------- ----------------

EL MOCHITO MINE OUTLOOK

The Company continues to develop and explore along the Salva Vida and Santo Nino trends in order to add resources and reserves in these areas. Surface exploration began during the second quarter on several target areas. During the third quarter, geochemical and geophysical surveys will be carried out. During the quarter, construction continued on the new Soledad tailings storage facility where work will continue into 2006. Work was slowed at the end of the quarter due to the onset of the rainy season in Honduras. This was considered in the construction schedule and the project remains on schedule.

EL TOQUI MINE

The milled tonnage at El Toqui increased in the second quarter of 2005 compared to the same period in 2004 reflecting the changes made to the grinding circuit at the El Toqui mill. The changes were completed in mid-2004. Zinc head grades during the second quarter of 2005 were lower than in the same period in 2004; however, the increased mill throughput resulted in a four percent increase in zinc contained in concentrate. The lower zinc grades were due to lower grade areas being mined, and delays in production from the Estatuas zone. These delays were due to ground problems in the main access ramp and high snowfall in the area of the Estatuas ore body, which hampered trucking of the ore to the mill. These problems have been overcome and production is expected to return to normal in the third quarter. Gold head grades were considerably higher during the second quarter of 2005 than in the same period in 2004, resulting in a significant increase in gold production, also a reflection of mining the higher gold-grade Asseradero area. El Toqui mine provided a negative contribution in the first six months of 2005 as only a small portion of sales in the period were of the high value gold concentrates. It is expected that El Toqui mine will provide a positive contribution in the second six months of 2005 as these gold concentrates are sold.

--------------------------------------- -------------------------------- --------------------------------
                                               FIRST SIX MONTHS                  SECOND QUARTER
                                        -------------------------------- --------------------------------
                                             2005            2004             2005            2004
======================================= =============== ================ =============== ================
Ore Milled (tonnes)                        257,399          226,322         129,477          113,241
--------------------------------------- --------------- ---------------- --------------- ----------------
   Zinc (%)                                    5.9              6.7             5.8              6.4
--------------------------------------- --------------- ---------------- --------------- ----------------
   Gold (g/t)                                  2.9              1.2             3.1              1.6
--------------------------------------- --------------- ---------------- --------------- ----------------
Concentrate Production
--------------------------------------- --------------- ---------------- --------------- ----------------
   Zinc (tonnes)                            27,341           27,389          13,702           12,973
--------------------------------------- --------------- ---------------- --------------- ----------------
   Recovery (%)                               90.2             92.0            90.4             90.7
--------------------------------------- --------------- ---------------- --------------- ----------------
   Grade (%)                                  50.1             50.8            49.8             50.7
--------------------------------------- --------------- ---------------- --------------- ----------------
   Gold (tonnes)                             1,606            1,865             870              991
--------------------------------------- --------------- ---------------- --------------- ----------------
   Recovery (%)                               48.9             39.8            37.1             49.9
--------------------------------------- --------------- ---------------- --------------- ----------------
   Grade (g/t)                               268.6             63.9           157.9             94.1
--------------------------------------- --------------- ---------------- --------------- ----------------
Metal in Concentrates
--------------------------------------- --------------- ---------------- --------------- ----------------
   Zinc (tonnes)                            13,696           13,927           6,818            6,573
--------------------------------------- --------------- ---------------- --------------- ----------------
   Gold (ounces)                            19,794            6,500          11,194            4,638
--------------------------------------- --------------- ---------------- --------------- ----------------
   Silver (ounces)                          72,279          108,429          32,438           47,219
--------------------------------------- --------------- ---------------- --------------- ----------------
Minesite Operating Costs
--------------------------------------- --------------- ---------------- --------------- ----------------
   Per tonne milled (U.S.$)                  33.69            29.74           33.20            29.06
--------------------------------------- --------------- ---------------- --------------- ----------------
Total Cash Costs
--------------------------------------- --------------- ---------------- --------------- ----------------
   Per lb. payable zinc (U.S.$)               0.36             0.40            0.32             0.36
--------------------------------------- --------------- ---------------- --------------- ----------------

EL TOQUI MINE OUTLOOK

The milled tonnage at El Toqui will increase in 2005 due to operating a full year at the new production rate. Gold production is forecasted to increase due to the higher gold grades from the Asseradero area.

Ore production from the higher zinc grade Estatuas area should increase as the main access ramp enters the main ore zone.

Further exploration is planned in the future on the Concordia area to add resources to this zone and to upgrade existing resources to reserves in support of a preliminary feasibility for mining the deposit.

LANGLOIS MINE

The Company, along with SRK, has completed updating the SRK Langlois feasibility study, considering the current metal prices, operating and capital costs and the Canadian/U.S. dollar exchange rate. The Langlois mine is sensitive to currency exchange rates and metal prices. The current Canadian/U.S. dollar exchange rate has a significant impact on the economics of the Langlois mine. The Company received the study late in the second quarter which did not allow for sufficient time for a decision to be made in the second quarter. The Company is currently reviewing the study and it is expected that a decision on this project will now be made in the third quarter.

NANISIVIK MINE
Reclamation activity for the 2005 season commenced in April and is ongoing, with most of the work being carried out by a third party contractor, and some modest amount of work being carried out by Company employees using Company equipment. The scope of the work has expanded somewhat from what was originally anticipated as sources of cover materials have not developed entirely as anticipated, requiring, in some instances, longer haulage distances. This, together with greater than anticipated fuel consumption, has caused the original estimates of project costs to escalate. All avenues are currently being explored to minimize the expense associated with the reclamation of the Nanisivik site, including ongoing discussions with both the federal and territorial governments and discussions with other mining companies regarding the possible sale of equipment and inventories.

In any event, there is a firm understanding in place that at the end of the reclamation season (expected to be either late September or very early October) the fleet of equipment at site that belongs to the contractor will be shipped out, and any remaining work will be completed next year using only the Company's equipment and the Company's employees. It is not anticipated, though, that there will be any significant volume of work left to be completed in 2006.

Wolfden Resources, who purchased the mill and related industrial complex in return for the clean-up of the sites where they are active, has indicated that it will be staying at the Nanisivik site through to 2006. Its current plan is to leave a crew at Nanisivik throughout the winter of 2005-06 in order to complete its dismantling of the facility and also to undertake some needed fabrication work. It will leave the site in 2006 with its materials, and will complete the reclamation activity of the site prior to its departure.

CARIBOU MINE
On July 12, 2004, the Company and its wholly owned subsidiary CanZinco Ltd. signed a revised letter of intent ("LOI") with Forest Gate Resources Ltd. and its wholly-owned subsidiary, Blue Note Metals Inc., regarding the acquisition of the Caribou and Restigouche mines. Under the terms of the LOI, after raising sufficient funds, Blue Note Metals Inc. will acquire the Caribou and Restigouche mines by replacing the reclamation deposits of approximately $5.9 million with the New Brunswick government and issuing to CanZinco a $15 million convertible debenture with a maturity of 5 years (see July 12, 2005 press release for full details). In the meantime, Caribou continues on care and maintenance and the site continues to be managed by Bioteq Environmental Technologies Inc. ("Bioteq").

SUMMARY OF QUARTERLY RESULTS

--------------------------------- ------------------- ----------------------------------------- ---------------------
QUARTERLY RESULTS                        2003                           2004                            2005
--------------------------------- ------------------- ----------------------------------------- ---------------------
                                        Q3        Q4        Q1        Q2         Q3         Q4         Q1         Q2
--------------------------------- --------- --------- --------- --------- ---------- ---------- ---------- ----------
Gross Sales Revenue                   41.6      51.4      60.2      52.5       66.1       61.5       91.3       92.4
($ millions)
--------------------------------- --------- --------- --------- --------- ---------- ---------- ---------- ----------
Net Earning (Loss)                    (4.1)      0.3       2.2       4.4        2.3       (6.3)       4.1        2.4
($ millions)
--------------------------------- --------- --------- --------- --------- ---------- ---------- ---------- ----------
     Per share - basic              ($0.02)    $0.00     $0.01     $0.01      $0.01     ($0.02)     $0.01       0.01
--------------------------------- --------- --------- --------- --------- ---------- ---------- ---------- ----------
Weighted-average number of
Common Shares outstanding
(millions)                           197.0     211.4     343.8     344.5      362.7      353.5      365.7      367.4
--------------------------------- --------- --------- --------- --------- ---------- ---------- ---------- ----------
     Per share - diluted            ($0.02)    $0.00     $0.01     $0.01      $0.00     ($0.02)     $0.01      $0.01
--------------------------------- --------- --------- --------- --------- ---------- ---------- ---------- ----------
(C$/U.S.$) realized
     exchange rate                  1.3722    1.3269    1.3172    1.3596     1.3127     1.2290     1.2274     1.2429
--------------------------------- --------- --------- --------- --------- ---------- ---------- ---------- ----------
Average realized
     zinc price (U.S.$/t)              810       859     1,058     1,006        988      1,095      1,256      1,252
--------------------------------- --------- --------- --------- --------- ---------- ---------- ---------- ----------
Average realized
     zinc price (C$/t)               1,111     1,140     1,394     1,368      1,297      1,345      1,542      1,556
--------------------------------- --------- --------- --------- --------- ---------- ---------- ---------- ----------
Concentrate tonnes sold             78,626    93,519    86,031    76,061     94,957     79,848    108,507    118,022
--------------------------------- --------- --------- --------- --------- ---------- ---------- ---------- ----------
Concentrate tonnes produced         83,116    89,667    84,590    86,115    111,790    106,241    103,259     88,782
--------------------------------- --------- --------- --------- --------- ---------- ---------- ---------- ----------

The quantity of concentrate sold directly affects gross sales revenue. The sale of concentrates can vary from quarter to quarter depending on customer agreements and the timing of shipping. As all sales are based in U.S. dollars, changes in the U.S./Canadian dollar exchange rate can impact the realized Canadian dollar gross sales revenue.

CHANGES IN ACCOUNTING POLICIES

On January 1, 2005, the Company adopted the Canadian Institute of Chartered Accountants ("CICA") Accounting Guideline No. 15 -"Consolidation of Variable Interest Entities" ("AcG-15") which requires that the Company consolidate a variable interest entity when the Company has a variable interest, or combination of variable interests, that will absorb a majority of the Company's expected losses, receive a majority of the Company's expected residual returns, or both. As at June 30, 2005, the Company had no interests which would qualify as a variable interest entity under AcG-15.


OUTSTANDING SHARE DATA AND FULL DILUTION CALCULATION

For a complete description of certain elements please refer to note 6 of the Company's 2003 annual consolidated financial statements.

-------------------------------------------------------------------------------- ------------------------
SHARE DATA                                                                         As of August 2, 2005
-------------------------------------------------------------------------------- ------------------------
Common Shares Issued and Outstanding                                                        367,513,414
-------------------------------------------------------------------------------- ------------------------
Share Options Outstanding Weighted average exercise price $0.91                              10,539,667
-------------------------------------------------------------------------------- ------------------------
Dundee Bancorp Inc., 15,400,705 warrants at $0.20 will expire on March 2, 2007               30,801,410
and 15,400,705 will expire on May 2, 2007
-------------------------------------------------------------------------------- ------------------------
Lender Warrants at $0.19 expire March 27, 2006.                                               1,000,000
-------------------------------------------------------------------------------- ------------------------
Traded Warrants                                                                              33,571,429
-------------------------------------------------------------------------------- ------------------------
FULLY DILUTED                                                                               443,425,920
-------------------------------------------------------------------------------- ------------------------

BREAKWATER RESOURCES LTD.
Consolidated Balance Sheets
As at June 30, 2005 and December 31, 2004
(Expressed in thousands of Canadian dollars)

-------------------------------------------------------------------------------------------------------------
                                                                                   JUNE 30,   December 31,
                                                                                     2005         2004
-------------------------------------------------------------------------------------------------------------
ASSETS                                                                          (Unaudited)
CURRENT ASSETS
Cash and cash equivalents                                                      $     12,654    $     12,667
Restricted cash - short-term                                                          6,317           3,391
Short-term investments (quoted market value - 2005: $385; 2004: $3,886)                 253           2,633
Accounts receivable - concentrate                                                     7,107           6,622
Other receivables                                                                     8,321           6,488
Concentrate inventory                                                                41,930          56,215
Materials and supplies inventory                                                     23,051          23,863
Prepaid expenses and other current assets                                             4,781           5,022
-------------------------------------------------------------------------------------------------------------
                                                                                    104,414         116,901
RECLAMATION DEPOSITS                                                                  7,545             100
MINERAL PROPERTIES AND FIXED ASSETS                                                 159,672         153,073
LONG-TERM INVESTMENT                                                                  5,615           5,615
PROMISSORY NOTE                                                                      11,785          11,785
-------------------------------------------------------------------------------------------------------------
                                                                               $    289,031    $    287,474
=============================================================================================================

LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities                                       $     27,969    $     35,558
Provisional payments for concentrate inventory shipped and not priced                21,740          22,962
Short-term debt, including current portion of long-term debt                          2,049             256
Income and mining taxes payable                                                          85             441
Current portion of reclamation, closure cost accruals and other
   environmental obligations                                                         17,701          21,081
-------------------------------------------------------------------------------------------------------------
                                                                                     69,544          80,298
DEFERRED INCOME                                                                       1,829           1,848
ROYALTY OBLIGATION                                                                   11,979          11,696
LONG-TERM DEBT                                                                        6,021           1,424
RECLAMATION, CLOSURE COST ACCRUALS AND OTHER ENVIRONMENTAL OBLIGATIONS               40,481          42,673
EMPLOYEE FUTURE BENEFITS                                                              6,163           6,446
FUTURE TAX LIABILITIES                                                                1,817           1,681
-------------------------------------------------------------------------------------------------------------
                                                                                    137,834         146,066
-------------------------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
Capital stock                                                                       328,171         326,403
Warrants                                                                              8,561           8,561
Contributed surplus                                                                   3,003           3,120
Deficit                                                                           (181,160)        (187,667)
Cumulative translation adjustments                                                  (7,378)          (9,009)
-------------------------------------------------------------------------------------------------------------
                                                                                   151,197          141,408
-------------------------------------------------------------------------------------------------------------
                                                                               $   289,031     $    287,474
=============================================================================================================

BREAKWATER RESOURCES LTD.
Consolidated Statements of Operations and Deficit

For the Periods Ended June 30, 2005 and 2004
(Expressed in thousands of Canadian dollars except share and per share amounts)
(Unaudited)
--------------------------------------------------------------------------------------------------------------------
                                                       THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                             JUNE 30,                          JUNE 30,
                                                      2005             2004             2005              2004
--------------------------------------------------------------------------------------------------------------------

Gross sales revenue                               $    92,381      $     52,474      $    183,682     $    112,646
Treatment and marketing costs                          34,809            17,838            64,734           38,675
--------------------------------------------------------------------------------------------------------------------
Net revenue                                            57,572            34,636           118,948           73,971
--------------------------------------------------------------------------------------------------------------------

OPERATING COSTS
Direct operating costs                                 41,617            18,553            86,419           45,345
Depreciation and depletion                              6,314             6,277            13,587           11,356
Reclamation and closure costs                           3,127               984             4,407            2,060
--------------------------------------------------------------------------------------------------------------------
                                                       51,058            25,814           104,413           58,761
--------------------------------------------------------------------------------------------------------------------
CONTRIBUTION FROM MINING ACTIVITIES                     6,514             8,822            14,535           15,210
--------------------------------------------------------------------------------------------------------------------
OTHER EXPENSES (INCOME)
General and administrative                              1,998             2,825             4,004            4,588
Stock-based compensation                                  219               662               445              848
Interest and financing                                    273                44               504              186
Investment and other income                              (547)             (143)           (1,908)            (378)
Foreign exchange (gain) loss on U.S. dollar
 denominated debt                                        (213)                -              (213)             431
Foreign exchange loss, other                               94               272                94              500
--------------------------------------------------------------------------------------------------------------------
                                                        1,824             3,660             2,926            6,175
--------------------------------------------------------------------------------------------------------------------
EARNINGS BEFORE THE FOLLOWING:                          4,690             5,162            11,609            9,035
--------------------------------------------------------------------------------------------------------------------

Other non-producing property costs                      2,523             1,167             5,479            2,462
Income and mining taxes recovery                         (273)             (391)             (377)              (2)
--------------------------------------------------------------------------------------------------------------------
                                                        2,250               776             5,102            2,460
--------------------------------------------------------------------------------------------------------------------
NET EARNINGS                                            2,440             4,386             6,507            6,575
DEFICIT - BEGINNING OF PERIOD                        (183,600)         (188,102)         (187,667)        (190,291)
--------------------------------------------------------------------------------------------------------------------
DEFICIT - END OF PERIOD                           $  (181,160)     $   (183,716)     $   (181,160)    $   (183,716)
--------------------------------------------------------------------------------------------------------------------

EARNINGS PER SHARE - BASIC                        $      0.01      $       0.01      $       0.02     $       0.02
--------------------------------------------------------------------------------------------------------------------
DILUTED EARNINGS PER COMMON SHARE                 $      0.01      $       0.01      $       0.02     $       0.02
--------------------------------------------------------------------------------------------------------------------
WEIGHTED-AVERAGE NUMBER OF COMMON SHARES
 OUTSTANDING                                      367,414,000       344,501,000       366,546,000      344,156,000
--------------------------------------------------------------------------------------------------------------------

BREAKWATER RESOURCES LTD.
Consolidated Statements of Cash Flows

For the Periods Ended June 30, 2005 and 2004
(Expressed in thousands of Canadian dollars)
(Unaudited)
----------------------------------------------------------------------------------------------------------------------------
                                                              THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                                    JUNE 30,                           JUNE 30,
                                                             2005             2004             2005              2004
----------------------------------------------------------------------------------------------------------------------------
CASH PROVIDED FROM (USED FOR)
OPERATING ACTIVITIES
Net earnings                                              $     2,440      $      4,386      $      6,507     $      6,575
Non-cash items:
   Depreciation and depletion                                   6,314             6,277            13,587           11,356
   Gain on sale of investment                                     (21)                -              (851)               -
   Foreign exchange gain on US dollar denominated loans          (213)                -              (213)               -
   Other non-cash items                                           347                99               337              111
   Stock-based compensation                                       219               662               445              848
   Deferred income                                                 (4)                -               (19)               -
   Future income taxes                                            (64)             (194)              136            1,272
   Reclamation and closure cost accruals and other
     environmental obligations                                  3,127               984             4,407            2,060
   Employee future benefits                                       421                 -               842                -
----------------------------------------------------------------------------------------------------------------------------
                                                               12,566            12,214            25,178           22,222
Payment of reclamation, closure costs and other
   environmental obligations                                   (8,181)             (243)          (10,002)            (495)
Payment of employee future benefits                              (557)                -            (1,125)               -
Changes in non-cash working capital items                       6,819             1,146             8,063            3,603
----------------------------------------------------------------------------------------------------------------------------
                                                               10,647            13,117            22,114           25,330
----------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
   (Increase) decrease in restricted cash                      (3,271)                -            (2,926)             355
   Issue of common shares for cash                                255                72             1,206           34,149
   Issue of warrants for cash                                       -                 -                 -            3,270
   Increase (decrease) in short-term debt                       1,957                41             1,844           (9,719)
   Increase (decrease) in long-term debt                        4,756                (1)            4,757          (14,107)
----------------------------------------------------------------------------------------------------------------------------
                                                                3,697               112             4,881           13,948
----------------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
   Reclamation deposits                                        (5,491)                -            (7,445)               -
   Mineral properties and fixed assets                        (10,591)           (6,543)          (19,609)         (11,500)
   Proceeds from sale of fixed assets and property                 46                18                46              158
----------------------------------------------------------------------------------------------------------------------------
                                                              (16,036)           (6,525)          (27,008)         (11,342)
----------------------------------------------------------------------------------------------------------------------------
(DECREASE) INCREASE IN CASH                                    (1,692)            6,704               (13)          27,936
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD                14,346            27,265            12,667            6,033
----------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS - END OF PERIOD                 $    12,654      $     33,969      $     12,654     $     33,969
============================================================================================================================


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for:
     Interest                                             $        34      $         28      $         88     $        203
     Income and mining taxes                              $        57      $        171      $        402     $        297

OTHER INFORMATION

Additional information regarding the Company is included in the Company's Annual Information Form filed with the Canadian securities regulators and the 40-F filed with United States Securities and Exchange Commission, a copy of which is posted on the SEDAR website at www.sedar.com.

                  CAUTIONARY NOTE ON FORWARD LOOKING STATEMENTS

Certain statements included in this news release are forward-looking statements, which are made pursuant to the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. They include estimates and statements that describe the Company's future plans, objectives and goals, including words to the effect that the Company or management expects a stated condition or result to occur. When used herein, words such as "could", "should", "would", "expected", "anticipated", "contemplated", and other similar expressions are intended to identify forward-looking statements. In particular, statements relating to the estimated future metal prices, cash flows, expenses, capital costs, ore production, mine life, financing, construction and commissioning are forward-looking statements. Such forward-looking statements involve inherent risks and uncertainties and subject to other factors, many of which are beyond our control that may cause the actual results or performance to differ materially from those expressed or implied by such forward-looking statements. Such factors include, among others, asset impairment, metal price volatility, fluctuations in foreign exchange rates, economic and political events affecting metal supply and demand, fluctuations in ore grade or ore tonnes milled, geological, operating and environmental risks, problems during the development, construction and start-up phases of an underground mine, inadequacy of environmental insurance. For a more comprehensive review of risk factors, please refer to the Company's most recent annual report under "Management's Discussion and Analysis of Financial Results" and Form 40-F under "Risk Factors" on file with the Canadian provincial securities regulatory authorities and the U.S. Securities and Exchange Commission filed on SEDAR at www.sedar.com. The Company disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, events or otherwise. Readers are cautioned not to put undue reliance on these forward-looking statements.


For further information please contact:

George E. Pirie                               Richard Godfrey
President and Chief Executive Officer         Vice President, Finance
(416) 363-4798 Ext. 231                       And Chief Financial Officer
                                              (416) 363-4798 Ext. 276